Exhibit 10.13

Actinium Pharmaceuticals, Inc.

July 23, 2012

Jack V. Talley, Jr.
24 Kent Lane
Trumbull, CT 06611

Dear Jack:

On behalf of Actinium Pharmaceuticals, Inc. {the "Company"), I am pleased to offer you the position of President and Chief Executive Officer. Speaking for myself, as well as the other members of the Company's Board of Directors (the "Board"), we are all very impressed with your credentials and look forward to your future success in this position.

1. Position. The terms of your new position with the Company are as set forth below:

(a)           You shall serve as Chief Executive Officer of the Company and shall (i) be responsible for the management of the overall direction of the Company, including, without limitation, strategy, planning, corporate policies, research and development, staffing, finance and operations, (ii) perform such other duties and shall have authority consistent with your position as may be from time to time specified by the Board of Directors of the Company ("Board"). You shall report directly to the Board and shall perform your duties for the Company at the Company's offices except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder. The offices will initially be located in New York City but will eventually be located in Stamford, CT by early 2013.

(b)           You agree to devote your best efforts and substantially all of your business time to advance the interests of the Company and to discharge adequately your duties hereunder. You may continue to hold no more than two board seats on for-profit and not-for-profit boards that do not represent a conflict with the Company and subject to Board review of the time commitment involved. Specific Board approval will be required for any additional board commitments.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on August 15, 2012 ("Start Date"). The Company has the right to withdraw this Offer if you are unable to fulfill the Start Date requirement.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

(a)    Base Salary. You will be paid an annual base salary of two hundred fiftythousand dollars ($250,000), which will be paid in accordance with the Company's regular payroll practices. In January 2013 the Board will review your base salary  with the help of an independent compensation consultant to adjust your base salary is to be competitively aligned to a range between the 25th (twenty-fifth) and 75th (seventy-fifth) percentile of the relevant market data of CEO positions of similarly situated publicly traded Biotech companies. The Board shall review the amount of your base salary and performance bonus, and shall determine the appropriate adjustments to each component of your compensation at the start of each calendar year.

(b)    Performance Cash Bonus. You shall be entitled to participate in an executive bonus program, which shall be established by the Board pursuant to which the Board shall award bonuses to you, based upon the achievement of written individual and corporate objectives such as the Board shall determine. Upon the attainment of such performance objectives, in addition to your base salary, you shall be entitled to a cash bonus in an amount to be determined by the Board up to fifty percent (50%) of your base salary. Within thirty (30) days after the Start Date, the Board shall establish written individual and corporate performance objectives for the balance of 2012 and the amount of the performance bonus payable upon the attainment of each objective. At least thirty (30) days before each subsequent calendar year, the Board shall establish written individual and corporate performance objectives for such calendar year and the amount of the performance bonus payable upon the attainment of such objectives. Within thirty (30) days after the end of each calendar year, the Board shall determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be due and payable within sixty (60) days after the end of the calendar year to which it relates.

(c)    Stock Option Grant. Subject to the approval of the Board which Company shall obtain on or before the Start Date, Company agrees to grant to you an option grant to purchase common shares of the Company equal to three percent (3.0%) of the Company's issued and outstanding equity (common and preferred shares) on a fully diluted basis. Such options will have an exercise price of $0.261 cents per share which is equal to fair market value as determined by the Board on the date of the grant. Twenty-eight percent (28%) of the initial options granted shall vest twelve months after the date of grant and two percent (2%) of the remainder shall vest each month thereafter until fully vested. Additional options will be granted upon the final closing of the Company's next financing so that total options granted will equal three percent (3%) of fully diluted shares on that date. Such additional options will have an exercise price per share which is equal to fair market value as determined by the Board on the date of the grant. Two percent (2%) of such additional options shall vest each month thereafter until fully vested. The term of all options granted under this Agreement will be for 10 years from the date of grant, subject to your continuing service with the Company. The options will be incentive stock options to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2003 Stock Plan and the Stock Option Agreement between you and the Company.

5. Benefits.

a.      Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits  plans currently available to other similarly situated employees. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

b.      Vacation; Sick Leave. You will be entitled to 20 days paid vacation per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked. Vacation may not be taken before it is accrued. You will be entitled to 10 days paid sick leave per year pro-rated.

c.      Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

d.      Reimbursement of Expenses. You shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Comnanv is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

7. At-Will Employment. The initial term of your employment shall be a period of three (3) years the Start Date provided that your employment with the company  will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except that upon termination of your employment by the Company during the initial term other than for cause you will be entitled to severance equal to 12 months base salary.

8. Non-Solicitation. You agree that during the term of your employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company (except with regard to enforcement of the Confidentiality Agreement) will be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Am-pen-lent exiclenr,Psa transartinn invnlvina intPrstate,rnmmPrPp and that the operation, interpretation and enforcement of this arbitration provision, the procedures to be used in conducting an arbitration pursuant to this arbitration provision, and the confirmation of any award issued to either party by reason of such arbitration, is governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 21 et seq. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

10. Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of thisAgreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communicationscalled for hereunder shall be in writing and shall be deemed given (0 on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:               391 Lafayette Street
Newark, NJ 07105

If to you:                                24 Kent Lane
Trumbull, CT 06611

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Attachment A: Confidential Information and Invention Assignment Agreement